Exhibit 99

NEWS RELEASE

HELMERICH & PAYNE, INC. / 1437 SOUTH BOULDER AVENUE / TULSA, OKLAHOMA

April 27, 2017

HELMERICH & PAYNE, INC. ANNOUNCES SECOND QUARTER RESULTS

•                  H&P’s U.S. Land Operations contracted rig count increased by 41 rigs from December 31, 2016 to March 31, 2017 and by 73 rigs from September 30, 2016 to March 31, 2017, and today stands at 177 rigs

•                  H&P’s U.S. Land market share increased significantly by approximately 2% from 17% to 19% during the three months of the quarter

•                  H&P’s spot pricing in the U.S. Land market continued to increase (approximately 9%) from the date of the first quarter results announcement (January 26, 2017) to April 27, 2017

Helmerich & Payne, Inc. (NYSE:HP) reported a net loss of $49 million or $(0.45) per diluted share from operating revenues of $405 million for the second quarter of fiscal 2017.  The net loss per diluted share includes $0.02 of after-tax income comprised of select items(1).  Net cash provided by operating activities was $76 million for the second quarter of fiscal 2017.

President and CEO John Lindsay commented, “We experienced continued activity and spot pricing improvement in the U.S. Land market during our second fiscal quarter and H&P once again led the industry in AC drive rig reactivations and horizontal market share capture.  The driving forces behind this success are our people, our continuing investment in technology and our integrated business model.  Our ability to grow is enabled by promoting and hiring the best people, and delivering industry leading performance.  FlexRig® technology supported by H&P’s integrated model has over 1900 rig years of experience and is the preferred AC drive rig offering in the marketplace.  H&P is uniquely positioned with a fleet of FlexRigs that provide a Family of SolutionsTM for our customers, and the right rig for their project.  Our uniform fleet size and scale is unmatched in the U.S. land AC drive segment which provides H&P an opportunity for additional market share capture.  H&P’s experience and expertise within an integrated model of designing, building, learning and upgrading the FlexRig fleet allow us to meet market needs in highest demand and provide the best value for customers.  We can upgrade these higher specification FlexRigs in a very capital-efficient way and meet today’s demand without the need to invest in new rigs to meet customer requirements.  We have 122 super-spec capable rigs in the U.S. land market today and another 50 rigs that are active that can also be upgraded.  In addition, we have approximately 100 idle FlexRigs that are capable of being upgraded to drill the more challenging horizontal wells, representing about two-thirds of the number of idle high-spec AC drive rigs in the industry fleet.

“We see some signs indicating that the recovery in U.S. land continues to modestly build momentum, which should support continued improvements in both

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April 27, 2017

FlexRig activity and pricing.  However, we expect our international land and offshore market outlook to remain weak for the foreseeable future.  Our budget for capital expenditures has allowed us to remain ahead of demand.  We have been able to maintain an industry leading cadence for upgrades allowing us to increase our active fleet by 89 rigs since September, including close to 60 rigs upgraded to super-spec capability.  Our supply pipeline of capital spares and upgrade equipment should be sufficient for the level of demand we see going forward.  We believe that the Company is positioned to successfully manage the new market dynamics.  Our organizational effectiveness efforts implemented during the downturn are having a significant effect on our ability to respond to demand and add significant value for our customers.  This is clearly demonstrated by the success we have enjoyed growing our U.S. land market share from 15% to 19% since the peak in 2014. We remain confident about the future for H&P because our competitive advantages remain in our people, performance, technology, reliability and uniform FlexRig fleet.”

Operating Segment Results

U.S. Land Operations

Segment operating loss widened by $21 million sequentially.  The change was primarily attributable to approximately $18 million in abandonment charges, as increasing activity was offset by lower margins.  The abandonment charges are included with depreciation in the segment and are related to the decommissioning of used drilling equipment as a result of our ongoing rig upgrade program.

The number of quarterly revenue days increased sequentially by approximately 35%.  This H&P rate of increase was greater than the overall market’s rate of increase (estimated at 27%)(2), resulting in significant market share growth for the Company.

From the first to the second fiscal quarter of 2017, adjusted average rig revenue per day decreased by $1,690 to $22,201(3), as the proportion of rigs working in the spot market increased significantly quarter to quarter.  The adjusted average rig expense per day increased sequentially by $548 to $15,612(3); the increase in the average was mostly attributable to upfront rig start-up expenses related to reactivating a large number of rigs.  The corresponding adjusted average rig margin per day decreased sequentially by $2,238 to $6,589(3).

Offshore Operations

Segment operating income decreased 13% sequentially.  The number of quarterly revenue days decreased sequentially by approximately 8%, and the average rig margin per day increased sequentially by $339 to $10,817.  Additionally, management contracts on platform rigs contributed approximately $4 million to the segment’s operating income.

International Land Operations

The segment had an operating loss this quarter as compared to operating income the previous quarter.  The $12 million sequential change was attributable to declines in average rig margin per day and rig revenue days, as well as the absence of early termination revenues in the most recent quarter.

Quarterly revenue days decreased sequentially by approximately 25%, and the adjusted average rig margin per day decreased sequentially by $5,192 to $3,691 during this year’s second fiscal quarter(3).  Quarterly revenue days and adjusted average rig

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April 27, 2017

margin per day declined primarily as a result of the previously announced early termination notice from a customer for five rigs under long-term contracts in the segment.

Operational Outlook for the Third Quarter of Fiscal 2017

U.S. Land Operations:

•                  Quarterly revenue days expected to increase by roughly 25% sequentially

•                  Average rig revenue per day expected to be roughly $21,000 (excluding any impact from early termination revenue)

•                  Average rig expense per day expected to be roughly $14,300

Offshore Operations:

•                  Quarterly revenue days expected to decrease by approximately 10% to 15% sequentially

•                  Average rig margin per day expected to be approximately $12,500

•                  Management contracts expected to generate approximately $4 million in operating income

International Land Operations:

•                  Quarterly revenue days expected to decrease by approximately 10% sequentially

•                  Average rig margin per day expected to remain under $4,000

Other Estimates for Fiscal 2017

•                  FY17 depreciation is now expected to be approximately $580 million.  Included in this depreciation estimate are approximately $40 million of abandonment charges, about half of which has already been recognized in the first half of the fiscal year.

Other Highlights

•                  The Company’s total active rig market share in U.S. Land Lower 48 grew to approximately 19% as of March 31, 2017.

•                  Since January 26, 2017 (date of first quarter results announcements), 22 AC drive FlexRigs with 1,500 hp drawworks and 750,000 lbs. hookload ratings were upgraded to include a 7,500 psi mud circulating system and/or multiple-well pad capability, resulting in 122 rigs in our fleet today with rig specifications in highest demand(4).

•                  On January 26, 2017, EnergyPoint Research announced, “Helmerich & Payne again rated first in total satisfaction among onshore contract drillers. The company also captured the top spot in performance and reliability, service and professionalism, horizontal and directional wells, high-pressure/high-temperature (HPHT) wells, safety and environmental (HSE), shale-oriented applications, Interior Texas & Mid-continent, and three additional categories.”

•                  On March 1, 2017, Directors of the Company declared a quarterly cash dividend of $0.70 per share on the Company’s common stock payable June 1, 2017 (as filed on Form 8-K at the time of the declaration).

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April 27, 2017

Select Items Included in Net Income (or Loss) per Diluted Share

Second Quarter of Fiscal 2017 included $0.02 in after-tax income comprised of the following:

•                  $0.04 of after-tax income from long-term contract early termination compensation from customers

•                  $0.09 of after-tax gains related to the sale of used drilling equipment

•                  $0.11 of after-tax losses from abandonment charges related to the decommissioning of used drilling equipment

First Quarter of Fiscal 2017 included $0.08 in after-tax income comprised of the following:

•                  $0.08 of after-tax income from long-term contract early termination compensation from customers

•                  $0.01 of after-tax gains related to the sale of used drilling equipment

•                  $0.01 of after-tax losses from accrued charges related to a lawsuit settlement agreement

About Helmerich & Payne, Inc.

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of April 27, 2017, the Company’s existing fleet includes 350 land rigs in the U.S., 38 international land rigs, and eight offshore platform rigs.  The Company’s global fleet has a total of 388 land rigs, including 373 AC drive FlexRigs.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, operations outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

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April 27, 2017

Note Regarding Trademarks.  Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business.  Some of the trademarks that appear in this release include FlexRig and Family of Solutions, which may be registered or trademarked in the U.S. and other jurisdictions.

(1) See the corresponding section of this release for details regarding the select items.

(2) The overall market’s rate of increase was calculated using the average U.S. Land rig counts from the fourth calendar quarter of 2016 and first calendar quarter of 2017 as publicly published by Baker Hughes.

(3) See the Selected Statistical & Operational Highlights table(s) for details on the revenues or charges excluded on a per revenue day basis.

(4) These combined rig specifications are in high demand and fit the description of what some industry followers refer to as “super-spec” rigs.

Contact:  Investor Relations

investor.relations@hpinc.com

(918) 588-5190

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April 27, 2017

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended			Six Months Ended
CONSOLIDATED STATEMENTS OF	March 31	December 31	March 31	March 31
OPERATIONS	2017	2016	2016	2017	2016

Operating Revenues:
Drilling — U.S. Land	$330,967	$263,636	$349,283	$594,603	$719,088
Drilling — Offshore	36,235	33,812	34,325	70,047	76,205
Drilling — International Land	34,757	68,031	51,352	102,788	123,546
Other	3,324	3,111	3,231	6,435	7,199
	$405,283	$368,590	$438,191	$773,873	$926,038

Operating costs and expenses:
Operating costs, excluding depreciation	296,829	247,679	221,611	544,508	498,255
Depreciation	152,777	133,847	141,517	286,624	283,646
General and administrative	33,519	34,262	33,811	67,781	65,885
Research and development	2,719	2,808	2,315	5,527	5,234
Income from asset sales	(14,889)	(842)	(2,684)	(15,731)	(7,273)
	470,955	417,754	396,570	888,709	845,747

Operating income (loss)	(65,672)	(49,164)	41,621	(114,836)	80,291

Other income (expense):
Interest and dividend income	1,338	990	799	2,328	1,532
Interest expense	(6,084)	(5,055)	(5,721)	(11,139)	(10,245)
Other	174	387	653	561	392
	(4,572)	(3,678)	(4,269)	(8,250)	(8,321)

Income (loss) from continuing operations before income taxes	(70,244)	(52,842)	37,352	(123,086)	71,970
Income tax provision	(21,771)	(18,288)	12,178	(40,059)	30,898
Income (loss) from continuing operations	(48,473)	(34,554)	25,174	(83,027)	41,072

Income (loss) from discontinued operations, before income taxes	(94)	(424)	(56)	(518)	48
Income tax provision	251	85	3,913	336	3,913
Loss from discontinued operations	(345)	(509)	(3,969)	(854)	(3,865)

NET INCOME (LOSS)	$(48,818)	$(35,063)	$21,205	$(83,881)	$37,207

Basic earnings per common share:
Income (loss) from continuing operations	$(0.45)	$(0.33)	$0.23	$(0.77)	$0.38
Loss from discontinued operations	$—	$—	$(0.04)	$(0.01)	$(0.04)

Net income (loss)	$(0.45)	$(0.33)	$0.19	$(0.78)	$0.34

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April 27, 2017

	Three Months Ended			Six Months Ended
CONSOLIDATED STATEMENTS OF	March 31	December 31	March 31	March 31
OPERATIONS	2017	2016	2016	2017	2016

Diluted earnings per common share:
Income (loss) from continuing operations	$(0.45)	$(0.33)	$0.23	$(0.77)	$0.37
Loss from discontinued operations	$—	$—	$(0.04)	$(0.01)	$(0.04)

Net income (loss)	$(0.45)	$(0.33)	$0.19	$(0.78)	$0.33

Weighted average shares outstanding:
Basic	108,565	108,276	108,014	108,419	107,933
Diluted	108,565	108,276	108,466	108,419	108,430

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April 27, 2017

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	March 31	September 30
CONSOLIDATED CONDENSED BALANCE SHEETS	2017	2016

ASSETS
Cash and cash equivalents	$741,746	$905,561
Short-term investments	48,012	44,148
Other current assets	574,093	622,913
Current assets of discontinued operations	36	64
Total current assets	1,363,887	1,572,686
Investments	88,299	84,955
Net property, plant, and equipment	5,061,368	5,144,733
Other assets	24,630	29,645

TOTAL ASSETS	$6,538,184	$6,832,019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$301,377	$330,061
Current liabilities of discontinued operations	40	59
Total current liabilities	301,417	330,120
Non-current liabilities	1,392,346	1,445,237
Non-current liabilities of discontinued operations	4,654	3,890
Long-term debt less unamortized discount and debt issuance costs	492,373	491,847
Total shareholders’ equity	4,347,394	4,560,925

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,538,184	$6,832,019

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April 27, 2017

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	Six Months Ended
	March 31
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2017	2016

OPERATING ACTIVITIES:
Net income (loss)	$(83,881)	$37,207
Adjustment for loss from discontinued operations	854	3,865
Income (loss) from continuing operations	(83,027)	41,072
Depreciation	286,624	283,646
Changes in assets and liabilities	(58,283)	158,870
Income from asset sales	(15,731)	(7,273)
Other	16,856	16,104
Net cash provided by operating activities from continuing operations	146,439	492,419
Net cash provided by (used in) operating activities from discontinued operations	(80)	98
Net cash provided by operating activities	146,359	492,517

INVESTING ACTIVITIES:
Capital expenditures	(175,303)	(180,481)
Purchase of short-term investments	(37,899)	(21,869)
Proceeds from sale of short-term investments	34,000	21,676
Proceeds from asset sales	13,459	9,715
Net cash used in investing activities	(165,743)	(170,959)

FINANCING ACTIVITIES:
Debt issuance costs	—	(32)
Dividends paid	(152,617)	(149,300)
Exercise of stock options, net of tax withholding	9,946	(199)
Tax withholdings related to net share settlements of restricted stock	(5,679)	(3,617)
Excess tax benefit from stock-based compensation	3,919	219
Net cash used in financing activities	(144,431)	(152,929)

Net increase (decrease) in cash and cash equivalents	(163,815)	168,629
Cash and cash equivalents, beginning of period	905,561	729,384
Cash and cash equivalents, end of period	$741,746	$898,013

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April 27, 2017

	Three Months Ended			Six Months Ended
	March 31	December 31	March 31	March 31
SEGMENT REPORTING	2017	2016	2016	2017	2016
	(in thousands, except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$330,967	$263,636	$349,283	$594,603	$719,088
Direct operating expenses	238,249	170,606	155,884	408,855	337,425
General and administrative expense	12,573	11,642	12,196	24,215	24,569
Depreciation	131,995	112,276	118,682	244,271	239,041
Segment operating income (loss)	$(51,850)	$(30,888)	$62,521	$(82,738)	$118,053

Revenue days	13,166	9,784	9,601	22,950	21,546
Average rig revenue per day	$22,654	$24,788	$34,218	$23,564	$31,132
Average rig expense per day	$15,612	$15,204	$14,139	$15,438	$13,447
Average rig margin per day	$7,042	$9,584	$20,079	$8,126	$17,685
Rig utilization	42%	31%	31%	36%	35%

OFFSHORE OPERATIONS
Revenues	$36,235	$33,812	$34,325	$70,047	$76,205
Direct operating expenses	26,023	22,845	27,065	48,868	57,358
General and administrative expense	902	916	837	1,818	1,699
Depreciation	3,398	3,267	3,124	6,665	6,127
Segment operating income	$5,912	$6,784	$3,299	$12,696	$11,021

Revenue days	595	644	691	1,239	1,427
Average rig revenue per day	$36,006	$31,317	$28,004	$33,569	$27,764
Average rig expense per day	$25,189	$20,839	$20,658	$22,929	$20,123
Average rig margin per day	$10,817	$10,478	$7,346	$10,640	$7,641
Rig utilization	77%	78%	84%	77%	87%

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April 27, 2017

	Three Months Ended			Six Months Ended
	March 31	December 31	March 31	March 31
SEGMENT REPORTING	2017	2016	2016	2017	2016
	(in thousands, except days and per day amounts)
INTERNATIONAL LAND OPERATIONS
Revenues	$34,757	$68,031	$51,352	$102,788	$123,546
Direct operating expenses	32,181	53,350	38,113	85,531	102,121
General and administrative expense	920	669	887	1,589	1,605
Depreciation	12,633	13,187	14,620	25,820	28,753
Segment operating income (loss)	$(10,977)	$825	$(2,268)	$(10,152)	$(8,933)

Revenue days	870	1,157	1,307	2,027	2,718
Average rig revenue per day	$37,340	$55,880	$36,774	$47,923	$41,580
Average rig expense per day	$33,649	$42,911	$26,287	$38,936	$30,406
Average rig margin per day	$3,691	$12,969	$10,487	$8,987	$11,174
Rig utilization	25%	33%	38%	29%	39%

Operating statistics exclude the effects of offshore platform management contracts, gains and losses from translation of foreign currency transactions, and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

U.S. Land Operations	$32,704	$21,098	$20,751	$53,802	$48,322
Offshore Operations	$6,066	$4,431	$6,086	$10,497	$12,417
International Land Operations	$2,272	$3,377	$3,288	$5,649	$10,532

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April 27, 2017

Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense.  The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses.  This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods.  The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers.  Additionally, it highlights operating trends and aids analytical comparisons.  However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income per the information above to income (loss) from continuing operations before income taxes as reported on the Consolidated Statements of Operations (in thousands).

	Three Months Ended			Six Months Ended
	March 31	December 31	March 31	March 31
	2017	2016	2016	2017	2016
Operating income
U.S. Land	$(51,850)	$(30,888)	$62,521	$(82,738)	$118,053
Offshore	5,912	6,784	3,299	12,696	11,021
International Land	(10,977)	825	(2,268)	(10,152)	(8,933)
Other	(1,134)	(2,049)	(1,349)	(3,183)	(2,653)
Segment operating income (loss)	$(58,049)	$(25,328)	$62,203	$(83,377)	$117,488
Corporate general and administrative	(19,124)	(21,035)	(19,891)	(40,159)	(38,012)
Other depreciation	(3,822)	(4,077)	(3,971)	(7,899)	(7,581)
Inter-segment elimination	434	434	596	868	1,123
Income from asset sales	14,889	842	2,684	15,731	7,273
Operating income (loss)	$(65,672)	$(49,164)	$41,621	$(114,836)	$80,291

Other income (expense):
Interest and dividend income	1,338	990	799	2,328	1,532
Interest expense	(6,084)	(5,055)	(5,721)	(11,139)	(10,245)
Other	174	387	653	561	392
Total other income (expense)	(4,572)	(3,678)	(4,269)	(8,250)	(8,321)

Income (loss) from continuing operations before income taxes	$(70,244)	$(52,842)	$37,352	$(123,086)	$71,970

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April 27, 2017

SUPPLEMENTARY STATISTICAL INFORMATION

The tables and information that follow are additional statistical information that may also help provide further clarity and insight into the operations of the Company.

SELECTED STATISTICAL & OPERATIONAL HIGHLIGHTS

(Used to determine adjusted per revenue day statistics)

	Three Months Ended
	March 31	December 31
	2017	2016
	(in dollars per revenue day)
U.S. Land Operations
Early contract termination revenues	$453	$897
Lawsuit settlement charges	$—	$(140)
Total impact per revenue day:	$453	$757

International Land Operations
Early contract termination revenues	$—	$4,086
Total impact per revenue day:	$—	$4,086

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	April 27	March 31	December 31	Q2FY17
	2017	2017	2016	Average
U.S. Land Operations
Term Contract Rigs	88	88	82	86.9
Spot Contract Rigs	88	79	42	59.4
Total Rigs Generating Revenue Days	176	167	124	146.3
Other Contracted Rigs	1	1	3	1.0
Total Contracted Rigs	177	168	127	147.3
Idle or Other Rigs	173	182	223	202.7
Total Marketable Fleet	350	350	350	350.0

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April 27, 2017

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS

Number of Rigs Already Under Long-Term Contracts(1)

(Estimated Quarterly Average, Including Announced New Builds — as of 4/27/17)

	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Segment	FY17	FY17	FY18	FY18	FY18	FY18	FY19
U.S. Land Operations	86.4	74.9	65.0	48.8	38.7	32.3	26.8
International Land Operations	11.0	10.0	10.0	10.0	10.0	10.0	10.0
Offshore Operations	2.0	2.0	2.0	2.0	1.9	0.3	0.0
Total	99.4	86.9	77.0	60.8	50.6	42.6	36.8

(1) The above term contract coverage excludes long-term contracts for which the Company received early contract termination notifications as of 4/27/17.  Given notifications as of 4/27/17, the Company expects to generate approximately $5 million in the third fiscal quarter of 2017 and over $18 million thereafter from early terminations corresponding to long-term contracts and related to its U.S. Land segment. All of the above rig contracts include provisions for early termination fees.

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